EXHIBIT 10.79

Terms and Conditions
for Stock Options Issued as part of the
E.ON Group’s Stock Options Program
- Translation of the German Version -

Preamble

Internationally as well as—increasingly—in Germany, executives whose activities are paramount to a company’s performance and success are being offered additional incentives. In the United States, it is common practice for companies to offer their executives option rights on the company’s stock (“stock options”). Executives, especially in Anglo-American countries, increasingly expect performance-based compensation in the form of stock options. For this reason, E.ON Group executives will also be given the opportunity to share in the benefits of their successful work by exercising stock options.

Under the rules applying to the E.ON Group’s Stock Option Program, the company will pay out the exercise gains directly to the executives at the time that they choose to exercise their options. The E.ON Group’s Stock Option Program is therefore based on fictitious stock.

Options can be exercised in certain exercise windows within the exercise period from the third year until the seventh year after their issue. The minimum holding period of two years is a compromise between the scheme’s intended long-term effect and the interest of executives in obtaining their remuneration as soon as possible. The maximum holding period of seven years and the exercise period of five years is a compromise between, on the one hand, the desire to promote long-term decision-making by executives, and, on the other hand, the wish to limit the number of options held by a single executive.

As a prerequisite for awarding the options, each entitled executive will have to maintain a certain personal investment in E.ON stock during the lifetime of the options. Participating executives will be obliged to hold the number of E.ON bearer shares as stated in the Supplementary Terms and Conditions beginning with the allocation of their options and ending with the complete exercise or maturity of the options. E.ON shares that are held by the entitled executive due to previously awarded options will be set off against the shares to be held for the new series of options.

Executives are awarded options in writing, accompanied by the Supplementary Terms and Conditions describing the features of the series concerned, specifying the number of options allotted to the executive and the number of E.ON shares to be held for the allotment of options. The Terms and Conditions for Stock Options as well as the Supplementary Terms and Conditions form both integral parts of the options awarded.

Translation of the Terms and Conditions for Stock Options within the Framework of the E.ON Group’s Stock Option Program, fourth Tranche (2002 – 2008)

§ 1

Option Right

(1)          Within the framework of its Stock Option Program, the company (“Company”) mentioned in the Supplementary Terms and Conditions (“Supplementary Terms”) shall award options (“Options”) on “fictitious” stock of E.ON AG, Düsseldorf, (“E.ON AG”). Pursuant to these Terms and Conditions, the beneficiary of an Option (“Option Beneficiary”) is entitled to request during the exercise windows stipulated in § 2 that the Company pays the differential amount (“Differential Amount”) as determined in accordance with the provisions of subparagraph (2), provided, however, that the conditions stipulated in subparagraph (3) have been fulfilled.

(2)          The Differential Amount shall be the difference expressed in euros (“EUR”) between the closing price (“Exercise Price”) of the bearer share of E.ON AG (“E.ON Share”) in the XETRA® electronic trading system (Exchange Electronic Trading) as determined and published by Deutsche Börse AG on the Exercise Date (as defined in § 7 subparagraph (2)) and the relevant strike price (“Strike Price”) as stated in the Supplementary Terms, provided, however, that the Exercise Price exceeds the Strike Price. Each Option shall entitle the Option Beneficiary to receive the difference relating to one E.ON Share, being equivalent to a subscription ratio (“Subscription Ratio”) of one E.ON Share per Option.

(3)          The payment of the Differential Amount determined in accordance with subparagraph (2) is conditional upon

(i)                                     the Exercise Price having exceeded the Strike Price by at least 10 percent on the relevant Exercise Date, and

(ii)                                  the price performance of the E.ON Share having exceeded the price performance of the Dow Jones STOXX Utility Suppliers Price Index (“Index”) prior to the relevant Exercise Date during the lifetime of the Options on at least ten succeeding Stock Exchange Business Days (as defined below), calculated in accordance with the following formula:

> 1

V(t):                                                         closing price of the E.ON Share in the XETRA® electronic trading system as determined and published by Deutsche Börse AG on the relevant Stock Exchange Business Day

V(0):                                                      Strike Price

I(t):                                                             closing price of the Index as determined and published by STOXX Limited, Zurich, on the relevant Stock Exchange Business Day

I(0):                                                          price of the Index as determined in the Supplementary Terms

“Stock Exchange Business Day” shall mean a day on which the closing price of the E.ON Share in the XETRA® electronic trading system as well as the closing price of the Index are determined and published by Deutsche Börse AG and STOXX Limited, Zurich, respectively.

The Calculation Agent (as defined in § 6) shall notify the Company of the fulfillment of the condition stipulated in this subparagraph (ii) without undue delay. The Company will inform the Option Beneficiaries accordingly.

(4)          Options are awarded free of charge.

§ 2

Time to Maturity/Exercise Periods

(1)          The Options’ time to maturity shall begin on the first Business Day in January of the year of issue (year 1), and shall end on the last Business Day of the last Exercise Window (as defined in subparagraph (2)) falling in year 7. For the purposes of these Terms and Conditions, a “Business Day” shall be every day on which banks in Frankfurt am Main and Düsseldorf are open for general business.

(2)          Subject to the provisions of § 8, Options can be exercised on each Business Day during the respective Exercise Windows in years 3 through 7. “Exercise Windows” shall be the relevant periods from the first Business Day up to and including the twentieth Business Day after the publication of the Group financial statements and/or E.ON AG’s interim reports. The relevant Exercise Windows of each year during which exercises of Options are allowed will be notified by the Company by January 15 of the relevant year, at the latest.

(3)          In the case of extraordinary circumstances, E.ON AG reserves the right to exclude the exercise of Options during an Exercise Window in its sole discretion even if all the conditions for exercise according to § 1 subparagraph (3) have been fulfilled. The decision will be made by E.ON AG’s Compliance Officer who will inform the relevant Option Beneficiary about the introduction and discontinuation of the exercise restriction.

§ 3

Disturbances of the Market/Substitute Price

(1)          A disturbance of the market (“Market Disturbance”) takes place if on the relevant Exercise Date

a)              no Exercise Price for whatever reason is determined, or

b)             there has been a trading suspension or a material restriction in the trading of the E.ON Share in the XETRA® electronic trading system within the last 60 minutes prior to determination of the Exercise Price.

(2)          If there is a Market Disturbance on an Exercise Date according to subparagraph (1), the Differential Amount will be calculated by using the next closing price in the XETRA® electronic trading system determined and published by Deutsche Börse AG following the end of the Market Disturbance. Should a Market Disturbance still continue on the fifth Business Day (including) following the Exercise Date, the Differential Amount will be calculated on the basis of the closing price in the XETRA® electronic trading system determined and published by Deutsche Börse AG on such fifth Business Day, or, if the closing price is not being determined, on the basis of a Substitute Price to be determined by the Calculation Agent. “Substitute Price” shall mean the price determined by the Calculation Agent in its equitable discretion based upon common market conditions and the last closing price in the XETRA® electronic trading system determined and published by Deutsche Börse AG.

The determination of a Substitution Price shall be (in the absence of manifest error) binding on all parties concerned.

§ 4

Adjustment Measures Due to Extraordinary Dividend Payments
and Equity Measures Taken by E.ON AG

(1)          If E.ON AG (i) pays its stockholders an extraordinary dividend (as defined below), or (ii) increases its capital by way of issuance of new shares against contributions while granting its stockholders direct or indirect subscription rights (“Capital Increase Against Contributions”), or (iii) increases its capital out of retained earnings (“Capital Increase out of Retained Earnings”), or (iv) directly or indirectly grants its stockholders a right to subscribe bonds or other securities with option or conversion rights on stock (“Issuance of Securities with Option or Conversion Rights”), the Strike Price and the Subscription Ratio, as the case may be, shall be adjusted according to the provisions of subparagraphs (2) through (4) with effect as of their respective Cut-off Dates.

“Cut-off Date” shall be the first trading day on the Frankfurt Stock Exchange on which the shares are quoted “ex dividend,” “ex subscription right,” or “ex bonus shares.”

(2)          In the event of an Increase of Share Capital Against Contributions, the Strike Price shall be multiplied and the Subscription Ratio shall be divided by the figure determined by applying the following formula:

Where:

B                is the subscription ratio (number of old shares : number of new shares),

E                 is the issue price of the new shares,

D               is the disadvantage for dividends of the new shares (not discounted),

K               is the closing price in the XETRA® electronic trading system determined and published by Deutsche Börse AG on the trading day immediately preceding the Cut-off Date.

(3)          In the event of a Capital Increase out of Retained Earnings, the Strike Price shall be multiplied and the Subscription Ratio shall be divided by the figure determined by applying the following formula:

B, D, and K shall have the same meanings as in subparagraph (2).

(4)          In the event of an Issuance of Securities with Option or Conversion Rights, the Strike Price shall be reduced by subtracting the value of the subscription right as determined on the Frankfurt Stock Exchange on the Cut-off Date.

(5)          If there is a change in the number of shares without a change in capital (e.g. stock splits) and there is a decrease in capital due to a reverse stock split or redemption of stock, the provisions of subparagraph (3) above shall apply mutatis mutandis.

(6)          In the event of an Extraordinary Dividend, the Strike Price shall be reduced by the value of such Extraordinary Dividend. “Extraordinary Dividend” shall mean (i) a dividend that is explicitly resolved by E.ON AG’s Annual Shareholders’ Meeting as “extraordinary dividend” or “special dividend,” or (ii) the amount per share expressed in euros which corresponds to a dividend yield in percent (without taking into account any corporate tax credit inherent to the dividend) higher than the sum of (a) 5 percent and (b) the average of the dividend yields of the five business years preceding the business year for which the Extraordinary Dividend will be paid. Should the Extraordinary Dividend be contributed in the form of shares of a company, the value of the Extraordinary Dividend shall be calculated on the basis of the first quotation of such shares in the XETRA® electronic trading system determined and published by Deutsche Börse AG. A reduction of the Strike Price shall never result in a negative Strike Price.

(7)          The Calculation Agent shall immediately inform the Company about the amended Strike Price and Subscription Ratio, as the case may be. The Company shall notify the Option Beneficiaries accordingly.

§ 5

Further Adjustments for Economic Reasons

(1)

a)              Should E.ON AG carry out equity measures other than those mentioned in § 4, or should E.ON AG undergo a transformation, these Terms and Conditions shall be adjusted so as to ensure that the Option Beneficiary will be placed on equal economic terms with the stockholders of E.ON AG.

b)             The term “Transformation” as used in this § 5 subparagraph (1) above shall comprise (i) a merger of E.ON AG by way of absorption where E.ON AG is not the absorbing company, or by way of establishing a new company, (ii) any other transaction (e.g. split, asset transfer, integration or restructuring, modification, or exchange of shares) through which or as a result of which all shares of E.ON AG are irrevocably invalidated, transferred, scheduled to be transferred, reclassified, or modified in their legal status, and (iii) any other transaction that has the same economic effects as the aforementioned transactions.

(2)

a)              The item fundamental to the calculation of the Index and the determination of the Initial Index is the concept of the Index as defined and maintained by STOXX Limited, Zurich, along with the calculation, determination, and publication of the Index by STOXX Limited, Zurich, even if future changes or adjustments are made to the calculation of the Index, the composition and the weighting of prices and stocks used as a basis to calculate the Index, the manner and means by which it is published, or if other changes or adjustments are made or measures are taken that affect the calculation of the Index, unless otherwise specified in the following provisions.

b)             If (i) the fundamental design and/or calculation method or the basis of the Index is changed in a substantial way so that the continuity or comparability of the Index calculated on the old basis does not exist anymore (e.g., if the Index is significantly altered as a result of a change, adjustment or other measures although the prices of the various stocks included in the Index and their weighting have not changed), or if (ii) the Index is during the Options’ lifetime no longer regularly determined and published by STOXX Limited, Zurich, or some other legal entity and the conditions stipulated in § 1 subparagraph (3) (ii) are not fulfilled yet, the Terms and Conditions shall be adjusted so as to ensure that the indexing concept underlying the Options will be preserved, as much as possible, in terms of its economic effects.

(3)

Adjustments as specified in subparagraphs (1) or (2) above shall have to be jointly agreed upon by the Calculation Agent and the Company and shall be communicated to the Option Beneficiaries by the Company.

§ 6

Calculation Agent

(1)          HSBC Trinkaus & Burkhardt KGaA, Düsseldorf, shall be the “Calculation Agent.” The Company shall ensure that a Calculation Agent is appointed for the entire lifetime of the Options. The Company shall be entitled to appoint a new Calculation Agent for compelling reasons. Should the Calculation Agent cease to perform its function or should it no longer be able or willing to perform this function, the Company shall be obliged to appoint the head office of another leading bank in the stock options business. The Calculation Agent shall not be entitled to terminate its function without the prior appointment of a successor agent. The Company shall immediately inform the Option Beneficiaries of the appointment of a new Calculation Agent.

(2)          All calculation data provided and decisions made by the Calculation Agent for the purposes defined in these Terms and Conditions shall (in the absence of manifest error) be binding upon the Company and the Option Beneficiaries. Option Beneficiaries shall not be entitled to bring forward claims against the Calculation Agent due to the latter’s performance or non-performance of its rights, duties, or discretionary powers as defined in these Terms and Conditions.

§ 7

Exercise of Options/Payment of Differential Amount

(1)          The Option shall be exercised in such a way that an Option Beneficiary declares to the Company that he intends to exercise a series of Options, either fully or partially (but at least 250 Options per exercise), by returning the completed (including the respective series number of the relevant series of Options, as stated in the respective Supplementary Terms) exercise form (“Option Declaration”) during an Exercise Window. Concurrently, the Option Beneficiary shall inform E.ON AG about his exercise by forwarding a copy of the Option Declaration to E.ON AG.

(2)          Option Declarations received by the Company shall be binding and irrevocable. The day of the effective exercise of the option rights (“Exercise Date”) shall be the Business Day during an Exercise Window on which the Company shall have received the Option Declaration prior to 1.00 p.m. (Düsseldorf time). Should the Company not have received the Option

Declaration in time on a Business Day, the Exercise Date shall be the immediately succeeding Business Day, provided, such Business Day falls within an Exercise Window.

(3)          The Company shall deposit the Differential Amount accrued on the full number of Options exercised to the Option Beneficiary’s payroll account in connection with the next possible salary settlement.

(4)          Notwithstanding the aforementioned provisions, Option Beneficiaries shall be deemed to have exercised their Options without further requirements by the last possible Exercise Date, providing that the conditions of § 1 subparagraph (3) have been fulfilled. Otherwise, the rights arising from the Options shall be null and void.

(5)          Any (income) taxes, levies and employee social security contributions arising from the payment of the Differential Amount shall be borne by the Option Beneficiary.

(6)          Should the Company purchase Options in accordance with § 8 subparagraph (1) (ii), the provisions of § 7 subparagraphs (1) through (3) and (5) shall apply mutatis mutandis.

§ 8

Extraordinary Exercise of Options

(1)          Following an Event of Change-in-Control regarding E.ON AG (as defined below), Option Beneficiaries shall be entitled at their own discretion

(i)                                     to exercise their Options during a twelve-month period after the event and without fulfillment of the conditions stipulated in § 1 subparagraph (3) and § 2 subparagraph (2) being required, or

(ii)                                  to request during a twelve-month period after the event the purchase of the Options by the Company against payment of a purchase price equivalent to the calculated value of the Options to be determined by the Calculation Agent, or

(iii)                               to exercise their Options in accordance with these provisions of the Terms and Conditions.

An “Event of Change-in-Control” regarding E.ON AG takes place, if:

a)              E.ON AG is notified by a third party that it has acquired 25 percent or more of the voting rights of E.ON AG in accordance with § 21 of the German Securities Trading Act (WpHG), or

b)             a third party on its own or together with voting rights attributable to him in accordance with § 22 German Securities Trading Act (WpHG) has acquired a share in voting rights which, at E.ON AG’s Annual Shareholders’ Meeting, would represent or which, at E.ON AG’s last Annual Shareholders’ Meeting, would have represented the majority of the voting rights present at such a Meeting, or

c)              an affiliation agreement is concluded with E.ON AG as controlled company in accordance with §§ 291 ff. of the German Stock Corporation Act (AktG), or

d)             E.ON AG is being integrated in accordance with §§ 319 ff. of the German Stock Corporation Act (AktG), or

e)              E.ON AG changes its legal status in accordance with §§ 190 ff. of the German Conversion Law (UmwG), or

f)                E.ON AG is being merged with another legal entity, provided that the enterprise value of such legal entity is more than 20 percent of the enterprise value of E.ON AG at the time of adopting the resolution by E.ON AG. The methods of valuation acknowledged by the professional association of qualified auditors (Stellungnahme des Hauptfachausschusses des Instituts der Wirtschaftsprüfer HFA 2/1983 = Grundsätze zur Durchführung von Unternehmensbewertungen sowie die neueren Verlautbarungen des Berufsstandes) shall be used to determine the value of both entities, to the extent that both enterprise values will be determined according to said methods in connection with the merger. Otherwise, the market capitalization of both legal entities at the time the resolution is adopted by E.ON AG will be deemed as their respective enterprise values. If a market capitalization can not be determined, the enterprise values agreed upon by both legal entities will be deemed as their respective enterprise values.

E.ON AG will notify the Option Beneficiaries of an Event of Change-in-Control regarding E.ON AG without undue delay.

(2)          If the Company ceases to be an affiliated company of E.ON AG, as defined in § 15 of the German Stock Corporation Act (AktG) (Event of Change-in-Control regarding the Company), Option Beneficiaries shall be entitled at their own discretion

(i)                                     to exercise their Options during a three-month period after the event and without fulfillment of the conditions stipulated in § 1 subparagraph (3) and § 2 subparagraph (2) being required, or

(ii)                                  to request during a three months’ period after the event the purchase of the Options by the Company against payment of a purchase price equivalent to the calculated value of the Options to be determined by the Calculation Agent, or

(iii)                               to exercise their Options in accordance with these provisions of the Terms and Conditions.

The Company will notify the Option Beneficiaries of an Event of Change-in-Control regarding the Company without undue delay.

(3)          Option Beneficiaries shall be entitled to exercise their Options at their own discretion (i) during a three-month period after either of the events specified in subparagraphs (a) through (c) below occurs and without fulfillment of the conditions stipulated in § 1 subparagraph (3) and § 2 subparagraph (2) being required, (ii) or in accordance with the provisions of these Terms and Conditions, if and when:

a)              the employment contract of the relevant Option Beneficiary is terminated by the Company or it runs out upon expiration of its term, provided, however, that the employment contract is not extraordinarily terminated by the Company due to material reason in accordance with § 626 subparagraph (1) German Civil Code (BGB), or

b)             the employment contract between the relevant Option Beneficiary and the Company is terminated because the former reaches his or her retirement age or becomes an invalid; or

c)              the Option Beneficiary has received the rights resulting from the Options by inheritance.

§ 9

Transferability/Expiration

(1)          Rights resulting from the Options may not be assigned or pledged. It shall also be prohibited to dispose of the rights resulting from the Options in any other form, to grant sub-participation or to establish a trust. Option Beneficiaries are not allowed to conduct any back-to-back transactions that are economically tantamount to selling the rights from the Options. Any violations of these provisions will lead to the expiration of Options granted with no compensation.

(2)          If Option Beneficiaries, for whatever reason, terminate their employment contract with the Company during years 1 and 2 of the lifetime of the Options, the Options granted to them shall become null and void without compensation. If Option Beneficiaries terminate their employment contract after these first two years, they can exercise their Options as of the immediately following Exercise Date, provided, however, that the conditions of § 1 subparagraph (3) have been fulfilled. If they fail to exercise their Options as of the immediately following Exercise Date, their Options shall become null and void with no compensation. This subparagraph shall also apply in the event that the employment contract is extraordinarily terminated by the Company due to material reason in accordance with § 626 subparagraph (1) of the German Civil Code (BGB).

(3)          If the employment contract between the Option Beneficiary and the Company is terminated and the Option Beneficiary subsequently concludes an employment contract with an affiliated company of E.ON AG, as defined in § 15 of the German Stock Corporation Act (AktG), this shall not affect the Option Beneficiary’s rights resulting from the Options, except as otherwise provided for in the Option Beneficiary’s employment contract.

(4)          Option Rights may be transferred by way of inheritance.

§ 10

Written Form

Amendments and supplements to these Terms and Conditions must be made in writing. This also applies to amendments to this § 10.

§ 11

Applicable Law/Place of Performance and Jurisdiction

(1)          Form and substance of the Options as well as all rights and duties of the Option Beneficiaries and the Company shall be governed in every respect by the laws of the Federal Republic of Germany.

(2)          Place of performance for all obligations arising from these Terms and Conditions for Option Beneficiaries and the Company shall be Düsseldorf, Germany.

(3)          Place of jurisdiction for all proceedings relating to matters covered by these Terms and Conditions shall be Düsseldorf, Germany.

§ 12

Partial Invalidity

Should any of the provisions of these Terms and Conditions be or become in whole or in part invalid or impracticable, this shall not affect the validity of the other provisions. Any deficiency resulting from the invalidity or impracticability of a provision of these Terms and Conditions shall be filled by way of a supplementary interpretation of the terms of contract by analogy, taking into consideration the interests of the parties involved.